Exhibit 99.1

Contact:	Nicole Sherman, President & CEO Dan Cox, COO David Lam, CFO 360-693-6650

Riverview Bancorp Reports First Fiscal Quarter 2025 Financial Results

Vancouver, WA – July 25, 2024 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $966,000, or $0.05 per diluted share, in the first fiscal quarter ended June 30, 2024, compared to $2.8 million, or $0.13 per diluted share, in the first fiscal quarter a year ago.
On June 21, 2024, the Company announced that Nicole Sherman had been named President and Chief Executive Officer of the Company and Riverview Bank, (the “Bank”), effective July 1, 2024. In her new role, she also serves on the Boards of Directors for both the Company and the Bank. Dan Cox who served as the Company’s acting CEO/President will now focus full-time on his role as EVP, Chief Operating Officer.
“Loan growth was strong during the quarter, as we continue to maintain solid credit quality metrics. Further, the balance sheet restructuring that took place during the preceding quarter has already improved our net interest margin and helped stabilize our interest rate risk position,” said Dan Cox. “While we are still operating in a very challenging interest rate environment, we are encouraged as we look forward to the future,” stated Nicole Sherman. “We remain focused on improving our performance metrics, and ultimately increasing profitability in the year ahead.”
First Quarter Highlights (at or for the period ended June 30, 2024)

•	Net interest income was $8.8 million for the quarter, compared to $8.6 million in the preceding quarter and $10.4 million in the first fiscal quarter a year ago.
•	Net interest margin (“NIM”) was 2.47% for the quarter, compared to 2.32% in the preceding quarter and 2.79% for the year ago quarter.
•	Asset quality remained strong, with non-performing assets at $461,000, or 0.03% of total assets at June 30, 2024.
•	Riverview recorded no provision for credit losses during the current quarter, the preceding quarter, or in the year ago quarter.
•	The allowance for credit losses was $15.4 million, or 1.47% of total loans.
•
Total loans increased $21.1 million during the quarter to $1.05 billion at June 30, 2024, compared to $1.02 billion at March 31, 2024, and increased $40.7 million compared to $1.00 billion at June 30, 2023.

•	Total deposits were $1.22 billion, compared to $1.23 billion three months earlier and $1.24 billion a year earlier.
•
Riverview has approximately $456.3 million in available liquidity at June 30, 2024, including $164.4 million of borrowing capacity from the FHLB and $291.9 million from the Federal Reserve Bank of San Francisco (“FRB”). At June 30, 2024, the Bank had $113.5 million in outstanding FHLB borrowings.

•	The uninsured deposit ratio was 23.1% at June 30, 2024.
•	Total risk-based capital ratio was 16.18% and Tier 1 leverage ratio was 10.67%.

RVSB First Fiscal Quarter 2025 Results
July 25, 2024

Income Statement Review
Riverview’s net interest income was $8.8 million in the current quarter, compared to $8.6 million in the preceding quarter, and $10.4 million in the first fiscal quarter a year ago. The increase compared to the preceding quarter was driven by organic loan growth and higher interest earning asset yields and lower overall interest expense due to the utilization of the proceeds from the sale of investment securities in the prior quarter to paydown outstanding borrowings. The decrease in net interest income compared to the year ago quarter was driven primarily by an increase in interest expense on deposits due to higher interest rates and interest rate expense related to borrowings. Investment income decreased compared to the preceding quarter due to the strategic investment restructuring that was executed in the prior quarter.  Additionally, Riverview sold a portion of its converted Visa A shares (formerly Visa B shares) during the first quarter which generated $193,000 of income.
Riverview’s NIM was 2.47% for the first quarter of fiscal 2025, a 15 basis-point increase compared to 2.32% in the preceding quarter and a 32 basis-point decrease compared to 2.79% in the first quarter of fiscal 2024. “Our NIM is showing signs of stabilizing, expanding 15 basis points compared to the linked quarter, boosted by loan growth and higher interest earning asset yields,” said David Lam, EVP and Chief Financial Officer. “The decrease compared to the year ago quarter was primarily due to the increase in our cost of deposits and borrowings due to the high interest rate environment.”
Investment securities decreased $9.5 million during the quarter to $363.2 million at June 30, 2024, compared to $372.7 million at March 31, 2024, and decreased $81.0 million compared to $444.2 million at June 30, 2023. The average securities balances for the quarters ended June 30, 2024, March 31, 2024, and June 30, 2023, were $391.3 million, $444.1 million, and $476.1 million, respectively. The weighted average yields on securities balances for those same periods were 2.11%, 2.02%, and 2.05%, respectively. The duration of the investment portfolio at June 30, 2024, was approximately 5.1 years. The anticipated investment cashflows over the next twelve months is approximately $52.9 million.
Riverview’s yield on loans improved to 4.70% during the first fiscal quarter, compared to 4.63% in the preceding quarter, and 4.50% in the first fiscal quarter a year ago. While loan yields improved during the current quarter, they remain under pressure due to the concentration of fixed-rate loans in the Company’s portfolio. Deposit costs increased to 1.14% during the first fiscal quarter compared to 1.00% in the preceding quarter, and 0.44% in the first fiscal quarter a year ago.
Non-interest income increased to $3.4 million during the first fiscal quarter of 2025 compared to $494,000 in the preceding quarter and $3.3 million in the first fiscal quarter of 2024. Non-interest income for the preceding quarter included the $2.7 million loss on sale of investment securities resulting from the strategic balance sheet restructuring that occurred. Excluding the securities loss, non-interest income for the fourth fiscal quarter of 2024 would have been $3.2 million. Higher fees and service charges related to interchange income and brokered loan fee income contributed to the increase during the quarter.
Asset management fees continue to perform well due to new client relationships and a strong equity market performance during the first quarter. Asset management fees were $1.6 million during the first fiscal quarter, compared to $1.4 million in both the preceding quarter, and in the first fiscal quarter a year ago. Riverview Trust Company’s assets under management were $897.9 million at June 30, 2024, compared to $961.8 million at March 31, 2024, and $901.6 million at June 30, 2023.
Non-interest expense was $11.0 million during the first quarter, compared to $13.1 million in the preceding quarter and $10.0 million in the first fiscal quarter a year ago. Included in other expenses for the preceding quarter included the $2.3 million litigation expense recorded in the prior quarter. Salary and employee benefits were up during the current quarter compared to the preceding quarter, as a result of salary increases, higher health insurance costs and higher payroll taxes. Occupancy and depreciation costs increased during the quarter due to updates and modernization of Riverview’s facilities. The efficiency ratio was 90.0% for the first fiscal quarter. This compared to 144.9% for the previous quarter (91.8% excluding the securities loss and litigation) and 73.1% in the first fiscal quarter a year ago.

RVSB First Fiscal Quarter 2025 Results
July 25, 2024

Riverview’s effective tax rate for the first quarter of fiscal 2025 was 20.8%, compared to (27.0)% for the preceding quarter and 22.4% for the year ago quarter.
Balance Sheet Review
“We posted strong quarterly loan growth during the first quarter, which was due to a combination of organic growth and construction draws, as well as the purchase of $5.0 million in consumer loans,” said Mike Sventek, EVP and Chief Lending Officer. Total loans increased $21.1 million during the quarter to $1.05 billion at June 30, 2024, compared to $1.02 billion three months earlier and increased $40.7 million compared to $1.00 billion a year earlier. Riverview’s loan pipeline was $32.3 million at June 30, 2024, compared to $18.4 million at the end of the prior quarter. New loan originations during the quarter increased to $23.2 million, compared to $12.7 million in the preceding quarter and $20.3 million in the first quarter a year ago.
Undisbursed construction loans totaled $48.0 million at June 30, 2024, compared to $58.3 million at March 31, 2024, with the majority of the undisbursed construction loans expected to be funded over the next several quarters. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $14.5 million at June 30, 2024, compared to $16.4 million at March 31, 2024. Revolving commercial business loan commitments totaled $50.7 million at June 30, 2024, compared to $50.4 million at March 31, 2024. Utilization on these loans totaled 32.07% at June 30, 2024, compared to 14.61% at March 31, 2024. The weighted average rate on loan originations during the quarter was 8.06% compared to 8.41% in the preceding quarter.
The office building loan portfolio totaled $113.4 million at June 30, 2024, compared to $114.7 million at March 31, 2024. The average loan balance of the office building loan portfolio was $1.5 million with an average loan-to-value ratio of 54.7% and an average debt service coverage ratio of 1.96%.
Total deposits decreased $12.0 million during the quarter to $1.22 billion at June 30, 2024, compared to $1.23 billion at March 31, 2024, and decreased $23.6 million compared to $1.24 billion a year ago. The decrease during the current quarter was in part due to customers continuing to use up deposit balances instead of borrowing due to the higher interest rate environment.
Non-interest checking and interest checking accounts, as a percentage of total deposits, totaled 50.9% at June 30, 2024, compared to 51.9% at March 31, 2024, and 50.1% at June 30, 2023.
FHLB advances increased $25.2 million during the quarter to $113.5 million at June 30, 2024, compared to $88.3 million at March 31, 2024. Proceeds from the securities sale during the prior quarter were used to pay down borrowings. FHLB advances were utilized to partially offset the decrease in deposit balances and to fund the increase in loans receivable.
Shareholders’ equity was $155.9 million at June 30, 2024, compared to $155.6 million three months earlier and $154.1 million one year earlier. Tangible book value per share (non-GAAP) was $6.09 at June 30, 2024, compared to $6.07 at March 31, 2024, and $6.00 at June 30, 2023. Riverview paid a quarterly cash dividend of $0.02 per share on July 22, 2024, to shareholders of record on July 10, 2024.
Credit Quality
Asset quality remained strong, with non-performing loans, excluding SBA and USDA government guaranteed loans (“government guaranteed loans”) (non-GAAP), at $160,000 or 0.02% of total loans as of June 30, 2024, compared to $173,000, or 0.02% of total loans at March 31, 2024, and $210,000, or 0.02% of total loans at June 30, 2023. There was one non-performing government guaranteed loan totaling $301,000 at June 30, 2024, and one non-performing government guaranteed loan totaling $5,000 at March 31, 2024. At June 30, 2024, including government guaranteed loans, non-performing assets were $461,000, or 0.03% of total assets.
Riverview recorded zero net loan charge offs for the first fiscal quarter. This compared to net loan recoveries of $3,000 for the preceding quarter. Riverview recorded no provision for credit losses for the first fiscal quarter, or for the preceding quarter.

RVSB First Fiscal Quarter 2025 Results
July 25, 2024

Classified assets were $228,000 at June 30, 2024, compared to $723,000 at March 31, 2024, and $1.1 million at June 30, 2023. The classified asset to total capital ratio was 0.1% at June 30, 2024, compared to 0.4% at March 31, 2024, and 0.6% a year earlier. Criticized assets were $37.7 million at June 30, 2024, compared to $36.7 million at March 31, 2024, and $24.5 million at June 30, 2023. The increase in criticized assets compared to a year ago was mainly due to one relationship downgrade which has plans in place to pay off outstanding loans or meet certain loan covenants. The Company does not believe this is a systemic credit issue.
The allowance for credit losses was $15.4 million at June 30, 2024, which was unchanged compared to March 31, 2024, and an increase compared to $15.3 million one year earlier. The allowance for credit losses represented 1.47% of total loans at June 30, 2024, compared to 1.50% at March 31, 2024, and 1.53% a year earlier. The allowance for credit losses to loans, net of government guaranteed loans (non-GAAP), was 1.54% at June 30, 2024, compared to 1.58% at March 31, 2024, and 1.62% a year earlier.

Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.18% and a Tier 1 leverage ratio of 10.67% at June 30, 2024. Tangible common equity to average tangible assets ratio (non-GAAP) was 8.51% at June 30, 2024.

RVSB First Fiscal Quarter 2025 Results
July 25, 2024

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.
Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2023

Shareholders' equity (GAAP)	$155,908	$155,588	$154,066
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(246)	(271)	(352)
Tangible shareholders' equity (non-GAAP)	$128,586	$128,241	$126,638

Total assets (GAAP)	$1,538,260	$1,521,529	$1,582,817
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(246)	(271)	(352)
Tangible assets (non-GAAP)	$1,510,938	$1,494,182	$1,555,389

Shareholders' equity to total assets (GAAP)	10.14%	10.23%	9.73%

Tangible common equity to tangible assets (non-GAAP)	8.51%	8.58%	8.14%

Shares outstanding	21,111,043	21,111,043	21,115,919

Book value per share (GAAP)	$7.39	$7.37	$7.30

Tangible book value per share (non-GAAP)	$6.09	$6.07	$6.00

Pre-tax, pre-provision income
	Three Months Ended
(Dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2023

Net income (loss) (GAAP)	$966	$(2,968)	$2,843
Include: Provision (credit) for income taxes	253	(1,095)	823
Include: Provision for credit losses	-	-	-
Pre-tax, pre-provision income (loss) (non-GAAP)	$1,219	$(4,063)	$3,666

RVSB First Fiscal Quarter 2025 Results
July 25, 2024

Net income (loss) and earnings (loss) per share excluding securities restructure and litigation expense

	Three Months Ended
(Dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2023

Net income (loss) (GAAP)	$966	$(2,968)	$2,843
Exclude impact of securities loss restructure, net of tax	-	2,074	-
Exclude impact of litigation expense, net of tax	-	1,748	-
Net income excluding securities restructure and litigation expense (non-GAAP)	$966	$854	$2,843

Basic earnings (loss) per share (GAAP)	$0.05	$(0.14)	$0.13
Exclude impact of securities loss restructure, net of tax	-	0.10	-
Exclude impact of litigation expense, net of tax	-	0.08	-
Basic earnings per share excluding securities restructure and litigation expense (non-GAAP)	$0.05	$0.04	$0.13

Diluted earnings (loss) per share (GAAP)	$0.05	$(0.14)	$0.13
Exclude impact of securities loss restructure, net of tax	-	0.10	-
Exclude impact of litigation expense, net of tax	-	0.08	-
Diluted earnings per share excluding securities restructure and litigation expense (non-GAAP)	$0.05	$0.04	$0.13

Allowance for credit losses reconciliation, excluding Government Guaranteed loans

(Dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2023

Allowance for credit losses	$15,364	$15,364	$15,343

Loans receivable (GAAP)	$1,045,065	$1,024,013	$1,004,407
Exclude: Government Guaranteed loans	(50,438)	(51,013)	(54,963)
Loans receivable excluding Government Guaranteed loans (non-GAAP)	$994,627	$973,000	$949,444

Allowance for credit losses to loans receivable (GAAP)	1.47%	1.50%	1.53%

Allowance for credit losses to loans receivable excluding Government Guaranteed loans (non-GAAP)	1.54%	1.58%	1.62%

Non-performing loans reconciliation, excluding Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	June 30, 2024	March 31, 2024	June 30, 2023

Non-performing loans (GAAP)	$461	$178	$1,025
Less: Non-performing Government Guaranteed loans	(301)	(5)	(815)
Adjusted non-performing loans excluding Government Guaranteed loans (non-GAAP)	$160	$173	$210

Non-performing loans to total loans (GAAP)	0.04%	0.02%	0.10%

Non-performing loans, excluding Government Guaranteed loans to total loans (non-GAAP)	0.02%	0.02%	0.02%

Non-performing loans to total assets (GAAP)	0.03%	0.01%	0.06%

Non-performing loans, excluding Government Guaranteed loans to total assets (non-GAAP)	0.01%	0.01%	0.01%

RVSB First Fiscal Quarter 2025 Results
July 25, 2024

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.54 billion at June 30, 2024, it is the parent company of the 101-year-old Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 10 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements which include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions, future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession, the failure of the U.S. Congress to increase the debt ceiling, or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions, recent bank failures and any governmental or societal responses thereto; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for credit losses and provision for credit losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; the transition away from London Interbank Offered Rate toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; results of examinations of the Bank by the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks, and of the Company by the Board of Governors of the Federal Reserve System, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require the Company to increase its allowance for credit losses, write-down assets, reclassify its assets, change the Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in banking, securities and tax law, and in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; the unexpected outflow of uninsured deposits that may require us to sell investment securities at a loss; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; disruptions, security breaches or other adverse events, failures or interruptions in or attacks on our information technology systems or on the third-party vendors who perform several of our critical processing functions; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to implement its business strategies; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames; future goodwill impairment due to changes in Riverview’s business, changes in market conditions, or other factors; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; the quality and composition of our securities portfolio and the impact of and adverse changes in the securities markets, including market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting standards; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services, and the other risks described from time to time in our reports filed with and furnished to the U.S. Securities and Exchange Commission.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements included in this report or the reasons why actual results could differ from those contained in such statements, whether as a result of new information or to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2025 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s consolidated financial condition and consolidated results of operations as well as its stock price performance.

RVSB First Fiscal Quarter 2025 Results
July 25, 2024

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	June 30, 2024	March 31, 2024	June 30, 2023
ASSETS

Cash (including interest-earning accounts of $13,526, $12,164,	$27,804	$23,642	$29,947
and $15,771)
Investment securities:
Available for sale, at estimated fair value	137,371	143,196	204,319
Held to maturity, at amortized cost	225,817	229,510	239,853
Loans receivable (net of allowance for credit losses of $15,364,
$15,364 and $15,343)	1,029,701	1,008,649	989,064
Prepaid expenses and other assets	14,170	14,469	14,147
Accrued interest receivable	4,798	4,415	4,765
Federal Home Loan Bank stock, at cost	6,061	4,927	7,360
Premises and equipment, net	21,290	21,718	21,692
Financing lease right-of-use assets	1,182	1,202	1,259
Deferred income taxes, net	9,857	9,778	10,998
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	246	271	352
Bank owned life insurance	32,887	32,676	31,985

TOTAL ASSETS	$1,538,260	$1,521,529	$1,582,817

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,219,679	$1,231,679	$1,243,322
Accrued expenses and other liabilities	19,441	16,205	19,631
Advance payments by borrowers for taxes and insurance	551	581	574
Junior subordinated debentures	27,026	27,004	26,940
Federal Home Loan Bank advances	113,504	88,304	136,069
Finance lease liability	2,151	2,168	2,215
Total liabilities	1,382,352	1,365,941	1,428,751

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
June 30, 2024 – 21,111,043 issued and outstanding;
March 31, 2024 – 21,111,043 issued and outstanding;	211	211	211
June 30, 2023 – 21,115,919 issued and outstanding;
Additional paid-in capital	55,031	55,005	55,016
Retained earnings	117,043	116,499	119,351
Accumulated other comprehensive loss	(16,377)	(16,127)	(20,512)
Total shareholders’ equity	155,908	155,588	154,066

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,538,260	$1,521,529	$1,582,817

RVSB First Fiscal Quarter 2025 Results
July 25, 2024

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended
(In thousands, except share data) (Unaudited)	June 30, 2024	March 31, 2024	June 30, 2023
INTEREST INCOME:
Interest and fees on loans receivable	$12,052	$11,743	$11,210
Interest on investment securities - taxable	1,972	2,145	2,334
Interest on investment securities - nontaxable	65	65	66
Other interest and dividends	310	338	347
Total interest and dividend income	14,399	14,291	13,957

INTEREST EXPENSE:
Interest on deposits	3,447	3,021	1,373
Interest on borrowings	2,131	2,718	2,225
Total interest expense	5,578	5,739	3,598
Net interest income	8,821	8,552	10,359
Provision for credit losses	-	-	-

Net interest income after provision for credit losses	8,821	8,552	10,359

NON-INTEREST INCOME:
Fees and service charges	1,540	1,398	1,600
Asset management fees	1,558	1,408	1,381
Bank owned life insurance ("BOLI")	211	222	200
Loss on sale of investment securities	-	(2,729)	-
Other, net	58	195	104
Total non-interest income, net	3,367	494	3,285

NON-INTEREST EXPENSE:
Salaries and employee benefits	6,388	6,225	6,043
Occupancy and depreciation	1,895	1,942	1,583
Data processing	764	686	674
Amortization of core deposit intangible	25	27	27
Advertising and marketing	310	326	313
FDIC insurance premium	178	178	177
State and local taxes	216	196	226
Telecommunications	47	50	53
Professional fees	490	414	343
Other	656	3,065	539
Total non-interest expense	10,969	13,109	9,978

INCOME (LOSS) BEFORE INCOME TAXES	1,219	(4,063)	3,666
PROVISION (CREDIT) FOR INCOME TAXES	253	(1,095)	823
NET INCOME (LOSS)	$966	$(2,968)	$2,843

Earnings (loss) per common share:
Basic	$0.05	$(0.14)	$0.13
Diluted	$0.05	$(0.14)	$0.13
Weighted average number of common shares outstanding:
Basic	21,111,043	21,111,043	21,136,097
Diluted	21,111,043	21,111,043	21,141,184

RVSB First Fiscal Quarter 2025 Results
July 25, 2024

(Dollars in thousands)	At or for the three months ended
	June 30, 2024	March 31, 2024	June 30, 2023
AVERAGE BALANCES
Average interest–earning assets	$1,437,245	$1,484,628	$1,496,201
Average interest-bearing liabilities	1,000,190	1,047,712	1,013,649
Net average earning assets	437,055	436,916	482,552
Average loans	1,027,777	1,020,457	1,001,103
Average deposits	1,212,018	1,210,818	1,250,358
Average equity	155,548	158,776	156,460
Average tangible equity (non-GAAP)	128,212	131,413	129,015

ASSET QUALITY	June 30, 2024	March 31, 2024	June 30, 2023

Non-performing loans	$461	$178	$1,025
Non-performing loans excluding SBA Government Guarantee (non-GAAP)	$160	$173	$210
Non-performing loans to total loans	0.04%	0.02%	0.10%
Non-performing loans to total loans excluding SBA Government Guarantee (non-GAAP)	0.02%	0.02%	0.02%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$461	$178	$1,025
Non-performing assets excluding SBA Government Guarantee (non-GAAP)	$160	$173	$210
Non-performing assets to total assets	0.03%	0.01%	0.06%
Non-performing assets to total assets excluding SBA Government Guarantee (non-GAAP)	0.01%	0.01%	0.01%
Net loan charge-offs (recoveries) in the quarter	$-	$(3)	$8
Net charge-offs (recoveries) in the quarter/average net loans	0.00%	0.00%	0.00%

Allowance for credit losses	$15,364	$15,364	$15,343
Average interest-earning assets to average
interest-bearing liabilities	143.70%	141.70%	147.61%
Allowance for credit losses to
non-performing loans	3332.75%	8631.46%	1496.88%
Allowance for credit losses to total loans	1.47%	1.50%	1.53%
Shareholders’ equity to assets	10.14%	10.23%	9.73%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.18%	16.32%	16.82%
Tier 1 capital (to risk weighted assets)	14.93%	15.06%	15.56%
Common equity tier 1 (to risk weighted assets)	14.93%	15.06%	15.56%
Tier 1 capital (to average tangible assets)	10.67%	10.29%	10.54%
Tangible common equity (to average tangible assets) (non-GAAP)	8.51%	8.58%	8.14%

DEPOSIT MIX	June 30, 2024	March 31, 2024	June 30, 2023

Interest checking	$281,477	$289,824	$240,942
Regular savings	179,634	192,638	231,838
Money market deposit accounts	214,874	209,164	242,558
Non-interest checking	339,271	349,081	381,834
Certificates of deposit	204,423	190,972	146,150
Total deposits	$1,219,679	$1,231,679	$1,243,322

RVSB First Fiscal Quarter 2025 Results
July 25, 2024

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
June 30, 2024	(Dollars in thousands)
Commercial business	$238,493	$-	$-	$238,493
Commercial construction	-	-	25,462	25,462
Office buildings	-	113,354	-	113,354
Warehouse/industrial	-	100,632	-	100,632
Retail/shopping centers/strip malls	-	89,432	-	89,432
Assisted living facilities	-	373	-	373
Single purpose facilities	-	274,324	-	274,324
Land	-	6,322	-	6,322
Multi-family	-	79,278	-	79,278
One-to-four family construction	-	-	14,496	14,496
Total	$238,493	$663,715	$39,958	$942,166

March 31, 2024
Commercial business	$229,404	$-	$-	$229,404
Commercial construction	-	-	20,388	20,388
Office buildings	-	114,714	-	114,714
Warehouse/industrial	-	106,649	-	106,649
Retail/shopping centers/strip malls	-	89,448	-	89,448
Assisted living facilities	-	378	-	378
Single purpose facilities	-	272,312	-	272,312
Land	-	5,693	-	5,693
Multi-family	-	70,771	-	70,771
One-to-four family construction	-	-	16,150	16,150
Total	$229,404	$659,965	$36,538	$925,907

LOAN MIX	June 30, 2024	March 31, 2024	June 30, 2023
Commercial and construction	(Dollars in thousands)
Commercial business	$238,493	$229,404	$244,725
Other real estate mortgage	663,715	659,965	617,346
Real estate construction	39,958	36,538	43,940
Total commercial and construction	942,166	925,907	906,011
Consumer
Real estate one-to-four family	96,083	96,366	96,607
Other installment	6,816	1,740	1,789
Total consumer	102,899	98,106	98,396

Total loans	1,045,065	1,024,013	1,004,407

Less:
Allowance for credit losses	15,364	15,364	15,343
Loans receivable, net	$1,029,701	$1,008,649	$989,064

DETAIL OF NON-PERFORMING ASSETS
	Southwest
	Washington	Other	Total
June 30, 2024	(Dollars in thousands)
Commercial business	$53	$-	$53
Commercial real estate	73	-	73
Consumer	34	-	34
Government Guaranteed Loans	-	301	301
Total non-performing assets	$160	$301	$461

RVSB First Fiscal Quarter 2025 Results
July 25, 2024

	At or for the three months ended
SELECTED OPERATING DATA	June 30, 2024	March 31, 2024	June 30, 2023

Efficiency ratio (4)	90.00%	144.91%	73.13%
Coverage ratio (6)	80.42%	65.24%	103.82%
Return on average assets (1)	0.25%	(0.76)%	0.72%
Return on average equity (1)	2.49%	(7.52)%	7.31%
Return on average tangible equity (1) (non-GAAP)	3.02%	(9.08)%	8.86%

NET INTEREST SPREAD
Yield on loans	4.70%	4.63%	4.50%
Yield on investment securities	2.11%	2.02%	2.05%
Total yield on interest-earning assets	4.02%	3.88%	3.76%

Cost of interest-bearing deposits	1.61%	1.41%	0.65%
Cost of FHLB advances and other borrowings	6.07%	5.87%	5.61%
Total cost of interest-bearing liabilities	2.24%	2.20%	1.43%

Spread (7)	1.78%	1.68%	2.33%
Net interest margin	2.47%	2.32%	2.79%

PER SHARE DATA
Basic earnings (loss) per share (2)	$0.05	$(0.14)	$0.13
Diluted earnings (loss) per share (3)	0.05	(0.14)	0.13
Book value per share (5)	7.39	7.37	7.30
Tangible book value per share (5) (non-GAAP)	6.09	6.07	6.00
Market price per share:
High for the period	$4.69	$6.40	$5.55
Low for the period	3.64	4.53	4.17
Close for period end	3.99	4.72	5.04
Cash dividends declared per share	0.0200	0.0600	0.0600

Average number of shares outstanding:
Basic (2)	21,111,043	21,111,043	21,136,097
Diluted (3)	21,111,043	21,111,043	21,141,184

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.